UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 20, 2005

The Allstate Corporation

(Exact name of registrant as specified in charter)

Delaware	1-11840	36-3871531
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

2775 Sanders Road, Northbrook, Illinois		60062
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (847) 402-5000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.              Other Events.

Homeowners Catastrophe Management Strategy

The overarching intent of our catastrophe management strategy is to support profitable growth of our homeowners business.  While in many areas of the country we are currently achieving returns within acceptable risk management tolerances, our goal is to find solutions that support a continued yet prudent presence in catastrophe prone markets.  Allstate is in the early stages of introducing integrated enterprise risk management (“ERM”) capabilities as part our continued commitment to effective management of our capital, returns and risk profile.  A principal ERM goal is to validate where and how we insure homeowners catastrophes and to further increase our return on equity, thereby lessening our earnings volatility and capital requirements.  In introducing integrated ERM capabilities, we are considering and adopting new performance measurements for managing our homeowners business.  These measurements currently include establishing an exposure limit based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, refining acceptable targeted rates of return by line and by state and evaluating potential capital impairment measurements.  Actions resulting from the evaluation of these measurements will reduce our catastrophe risk and improve long-term returns.

We consider the greatest areas of potential catastrophe losses due to hurricanes to be major metropolitan centers near the eastern and gulf coasts of the United States, and the greatest areas of potential catastrophe losses due to earthquakes to be California, areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.  In addition, in various states we are required to participate in assigned risk plans, reinsurance facilities and joint underwriting associations that provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers.  Because of our participation, we may be exposed to losses that surpass the capitalization of these facilities and/or to assessments from these facilities.

Possible actions we may undertake to reduce our catastrophe exposure include additional purchases of reinsurance to mitigate potential exposure to major hurricane and earthquake catastrophe risks, including assessments from the California Earthquake Authority (“CEA”); changes in rates, deductibles and coverage; limitations on new business writings; changes to underwriting requirements; non-renewal or withdrawal from certain markets; and/or pursuing alternative markets for placement of business or segments of risk exposure in certain areas.

We utilize reinsurance in order to reduce exposure to catastrophe risk and to support the required statutory surplus and the insurance financial strength ratings of certain subsidiaries, such as Allstate Floridian Insurance Company and Allstate New Jersey Insurance Company.  We purchase significant reinsurance where we believe the greatest benefit will be achieved in terms of our aggregate countrywide exposure limits based on our ERM model.  The price and terms of reinsurance are also considered in the purchase process, and whether the price can be included in future rates charged to policyholders.  Effective June 1, 2005, multi-year reinsurance treaties cover excess catastrophe losses in seven states: Connecticut, New Jersey, New York, North Carolina, South Carolina, Texas and Florida.    The cost of these treaties is approximately $190 million per year, or $48 million per quarter.  The retentions and limits on these treaties are shown in the following table.

State	% Placed	Retention		Limit
Connecticut	95	$100,000,000		$200,000,000
New Jersey	95	100,000,000		100,000,000
New York	90	750,000,000		1,000,000,000
North Carolina	10	80,000,000		175,000,000
South Carolina	10	97,000,000		435,000,000
Texas**	95	320,000,000		550,000,000
Florida	90	Excess of FHCF Reimbursement	*	900,000,000

*                 The Florida Hurricane Catastrophe Fund (“FHCF”) provides 90% reimbursement of qualifying losses up to an estimated maximum.  For the current season this maximum is estimated to be $871 million in excess of Allstate’s retention of $233 million for the two largest hurricanes and $78 million for other hurricanes.

**          Reinsurance is recoverable by Allstate Texas Lloyd’s, a syndicate insurance company, which has a 100% reinsurance agreement with Allstate Insurance Company (“AIC”) providing net benefits to AIC as reinsurer.

These reinsurance treaties provide coverage per occurrence above each respective retention to the respective maximum coverage limit according to the percent placed.  Each of these treaties also has a reinstatement provision.

Our exposure to certain potential losses from catastrophes is limited by our participation in various state facilities, such as the CEA, which provides insurance for California earthquake losses; the FHCF, which provides reimbursements on certain qualifying Florida hurricane losses; and other state facilities, such as wind pools.

We also continue to advocate for public policy solutions to help the country become better prepared for and protected from catastrophes.  These solutions include the development of state and national catastrophe funds; improved prevention and mitigation measures, including the adoption of more effective land use policies and stronger building codes; enhanced public education about catastrophe risk; better catastrophe relief, recovery and rebuilding processes; and a rigorous process of continuous improvement.

Impacts of Hurricanes Katrina and Rita

Hurricane Katrina Catastrophe Claims and Claims Expense

Hurricane Katrina made initial landfall in Florida on August 25, 2005 and again in the states of Louisiana, Mississippi and Alabama on August 29, 2005.  Hurricane Katrina is the costliest catastrophe in the United States’ history.  Our estimate of Hurricane Katrina catastrophe claims and claims expense is $3.68 billion.

Catastrophe claims and claims expense estimates include losses from approximately 216,000 expected claims of which over 175,000 claims have been reported as of October 13 on our standard auto, non-standard auto, homeowners, commercial and other products.  The pre-tax estimates of catastrophe claims and claims expense by product are shown in the following table.

($ in millions)	Allstate brand	Encompass brand	Total
Hurricane Katrina
Standard auto	$219	$16	$235
Non-standard auto	17	—	17
Homeowners	2,886	101	2,987
Other	316	13	329
Total personal lines	$3,438	$130	$3,568
Commercial	115	N/A	115
Total loss estimate	$3,553	$130	$3,683

Our total catastrophe claims and claims expense estimate by state is approximately 70% in Louisiana, 24% in Mississippi, 4% in Alabama and 2% in Florida and other states.

Hurricane Rita Catastrophe Claims and Claims Expense

Hurricane Rita made landfall near the border of Texas and Louisiana on September 24, 2005.  Our estimate of Hurricane Rita catastrophe claims and claims expense is $850 million, net of reinsurance.  It is expected to be in the top seven most expensive hurricanes in United States history.

Catastrophe claims and claims expense estimates include losses from approximately 90,000 expected claims of which over 62,000 claims have been reported as of October 13, on our standard auto, non-standard auto, homeowners, commercial and other products.  The pre-tax estimates of claims and claims expense by product are shown in the following table.

($ in millions)	Allstate brand	Encompass brand	Total
Hurricane Rita
Standard auto	$21	$1	$22
Non-standard auto	6	—	6
Homeowners	672	11	683
Other	102	—	102
Total personal lines	$801	$12	$813
Commercial	37	N/A	37
Total loss estimate, net of reinsurance	$838	$12	$850

Total loss estimate, gross of reinsurance	$1,043	$12	$1,055
Reinsurance recoverable*	205	—	205
Total loss estimate, net of reinsurance	$838	$12	$850

*                 Reinsurance is recoverable by Allstate Texas Lloyd’s, a syndicate insurance company, which has a 100% reinsurance agreement with AIC providing net benefits to AIC as reinsurer.

Our total loss estimate by state is approximately 50% in Louisiana, 49% in Texas and 1% in other states.

For details of our reinsurance program in Texas, see the Homeowners Catastrophe Management Strategy section.

Loss Estimation Methodology

Our estimates of catastrophe claims and claims expense (“loss”) are generally based on claim adjuster inspections and the application of historical loss development factors to the extent we have been able to complete inspections in areas impacted by the hurricanes.  However, in areas where we have not yet been able to complete inspections, or we have reason to believe that our historical loss development factors may not be predictive, we have relied on analysis of actual claim notices received compared to the total policies in force, as well as visual, governmental and third party information including aerial photos, area observations and data on wind speeds and flood depth to the extent available.  In the normal course of business, we may also supplement our claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe claims.

Our catastrophe claims and claims expense estimates are calculated in accordance with the coverage provided by our policies.  Allstate’s homeowners policies specifically exclude coverage for losses caused by flood, but generally provide coverage for physical damage caused by wind or wind driven rain.  Our homeowners estimates, therefore, do not include estimates for losses caused by flood.  Auto policyholders generally have coverage for physical damage due to flood if they have purchased optional auto comprehensive coverage.

Catastrophe claims and claims expense estimates also include an accrual of $37 million for anticipated assessments from various state facilities, including $33 million for a regular assessment from the Louisiana Citizens Property Insurance Corporation (“LA Citizens”).  LA Citizens was created to provide insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers.  LA Citizens has estimated plan losses, and is thereby able to levy regular and emergency assessments to participating companies and policyholders, respectively. Insurers are permitted to recoup a regular assessment through a surcharge to policyholders.  These recoupments will be recorded in the consolidated financial statements as they are billed.  Insurers are required to collect the emergency assessments, of which there have been none, directly from residential property policyholders and remit them to LA Citizens as they are collected.

Our reserving process takes into account known facts and interpretations of circumstances and factors including our experience with similar catastrophes, actual claims paid, historical trends involving claim payment patterns and pending levels of unpaid claims, loss management programs, product mix and contractual terms, law changes, court decisions, changes to regulatory requirements and economic conditions.  The effects of inflation are implicitly considered in the reserving process.

The establishment of appropriate reserves is an inherently complex process.  Estimates must be made for losses that have been incurred but not yet settled.  The highest degree of uncertainty is associated with reserves for the current reporting period as it contains the greatest proportion of losses that have not been reported or settled.  We believe our estimates for catastrophe claims and claims expense reserves are appropriately established based on available facts, technology, laws and regulations.  We calculate and record a single best reserve estimate, in conformance with generally accepted actuarial principles, and as a result we believe that no other estimate is better than our recorded amount.  Due to the uncertainties involved, including the factors described in the Forward Looking Statements and Risk Factors section of this document, the ultimate cost of losses may vary materially from recorded amounts, which are based on our best estimates.  Accordingly, we believe that it is not practicable to develop a meaningful range for any such changes in losses incurred.

We regularly update our reserve estimates as new information becomes available and as events unfold that may affect the resolution of unsettled claims. Changes in prior reserve estimates, which may be material, are reported in property-liability insurance claims and claims expenses in the Condensed Consolidated Statements of Operations in the period such changes are determined.  At September 30, 2005, a reserve reestimation resulting in a one percent increase or decrease in net reserves for Hurricane Katrina would impact net income by approximately $24 million, after tax, and a reserve reestimation resulting in a one percent increase or decrease in net reserves for Hurricane Rita would impact net income by approximately $6 million, after tax.

Management expects that AIC will have sufficient liquidity to pay estimated catastrophe claims and claims expenses from existing sources of funds including operating cash flows, proceeds from the issuance of commercial paper and maturities and sales of investments.  Management also expects that The Allstate Corporation will have sufficient liquidity in 2005 and 2006 to fund shareholder dividends, debt service and the remainder of the current share repurchase program.

As a result of these recent developments, Management is engaged in discussions with rating agencies about its financial condition and capital management plans.  Following our announcement of third quarter earnings, Moody’s has already affirmed the debt ratings of The Allstate Corporation and the insurance financial strength ratings of AIC and Allstate Life Insurance Company (“ALIC”) and their rated affiliates.

Other Underwriting Impacts

Underwriting losses were also impacted by an estimate of billed but uncollectible premiums and policies expected to be canceled by the policyholder, which decreased Property-Liability premiums earned by $2 million and premiums written by $14 million.  In addition, as a result of lower anticipated financial results for 2005, expenses related to employee incentives have been reduced by $35 million.

Litigation

Allstate is defending several matters filed in the aftermath of Hurricanes Katrina and Rita.  Several statewide class action lawsuits are pending against Allstate in Louisiana and Mississippi, as well as a suit by the Mississippi Attorney General, asserting that the flood exclusion found in Allstate’s and other insurance companies’ policies is either ambiguous, unenforceable as unconscionable or contrary to public policy, or inapplicable to the damage suffered in the wake of Hurricane Katrina.  The suits seek primarily declaratory relief and, in some cases, damages in an unspecified amount.  Additionally, in connection with a petition for injunctive relief filed by the Texas Attorney General, Allstate is subject to an order temporarily preventing it from denying claims for loss of use (additional living expense) caused by Hurricane Rita if the insured property is rendered untenantable, regardless of whether direct physical loss or physical damage to the property occurred.  A temporary injunction hearing is set for October 20 and October 24, 2005.  Allstate denies that there is coverage under these circumstances.  These lawsuits are in various stages of development and Allstate intends to vigorously defend them.  The outcome of these disputes is currently uncertain.

Forward-looking Statements and Risk Factors

This document contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets,” and other words with similar meanings.  These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenses, financial results, litigation and reserves.  We believe that these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risk or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors which could cause actual results to differ materially from those suggested by such forward-looking statements include but are not limited to those discussed or identified in this document (including the risks described below) and in our public filings with the SEC.

In addition to the normal risk of business, we are subject to significant risks and uncertainties, including those listed below, which apply to us as an insurer and a provider of financial services.

•                  Management believes the estimated impacts of Hurricanes Katrina and Rita, including net loss reserves, are appropriately established and recorded based on available facts, information, laws and regulations.  However, actual results may differ materially from the amounts recorded for a variety of reasons, including the following:

•                  These hurricanes occurred near the end of the quarter, with Rita following relatively soon after Katrina.

•                  Our policyholders’ ability to report and our ability to adjust claims have been impeded by the extent of the devastation, the size of the area affected and the fact that some communities were hit by both storms.

•                  Extensive and widespread floods in the New Orleans area and related government restrictions on access to the area have lengthened the claims adjusting process, complicating our ability to estimate losses.

•                  It is particularly difficult to assess the extent of damage in the initial stages of adjusting residential property losses.

•                  Our estimate for the ultimate costs of repairs may not prove to be correct because of increased demand for services and supplies in the areas affected by a hurricane.

•                  The number of incurred but not reported (“IBNR”) claims may be greater or less than anticipated.

•                  The large number and nature of the claims and the need to have more claims adjusters to handle claims has increased pressure on our catastrophe claims settlement management process.

•                  Litigation has been filed by several parties including policyholders and state attorneys general, which if ultimately decided against us, could lead to a material increase in our catastrophe claims and claims expense estimate.

•                  We are currently monitoring developments with respect to various state facilities such as guaranty funds, LA Citizens, the Mississippi Windstorm Underwriting Association, the Mississippi Residential Underwriting Association, the Alabama Insurance Underwriting Association, the Texas FAIR Plan Association and the Texas Windstorm Insurance Association.  The ultimate impact of Hurricanes Katrina and Rita on these facilities is currently uncertain, but could result in the facilities recognizing a financial deficit or a financial deficit greater than the level currently estimated.  They may, in turn, have the ability to assess participating insurers when financial deficits occur, adversely affecting our results of operations. These facilities are generally designed so that the ultimate cost is borne by policyholders, however the exposure to assessments and the availability of recoupments or premium rate increases may not offset each other in our financial statements.  Moreover, even if they do offset each other, they may not offset each other in the financial statements for the same fiscal period due to the ultimate timing of the assessments and recoupments or premium rate increases, as well as the possibility that affected policies will not be renewed in subsequent years.

•                  We expect the productivity of our Allstate agents and independent agents in portions of the states of Louisiana, Mississippi, Alabama and Texas, to be severely affected by the catastrophes that occurred in the quarter.

•                  Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business.  On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital; a change in a rating agency’s determination of the amount of risk-adjusted capital required to maintain a particular rating; an increase in the perceived risk of an insurer’s investment portfolio; a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control.  In September 2005, Standard and Poor’s placed the ratings of The Allstate Corporation, AIC, ALIC and all rated affiliates on “Credit Watch Negative” as a result of Hurricane Katrina.  The insurance financial strength ratings of both AIC and ALIC are A+, AA and Aa2 from A.M. Best, Standard and Poor’s and Moody’s, respectively.  Several other affiliates have been assigned their own financial strength ratings by one or more rating agencies.  Because all of these ratings are subject to continuous review, the retention of these ratings cannot be assured.  A multiple level downgrade in any of these ratings could have a material adverse effect on our sales, our competitiveness, the marketability of our product offerings, and our liquidity, operating results and financial condition.

•                  We may continue to incur catastrophe losses in our homeowners insurance business in amounts in excess of those experienced this year, in excess of those that management projects would be incurred based on hurricane and earthquake losses which have a one percent probability of occurring on an annual aggregate countrywide basis, and in excess of those that modelers estimate would be incurred based on other levels of probability.  In addition, while we believe that the actions we are taking to support continued growth in the homeowners business in a profitable and prudent manner will be successful over the long term, it is possible that they will have a negative impact on near-term growth and earnings.  Homeowners premium growth rates and retention could be adversely impacted by adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure.  In addition, due to the elimination of cross-selling opportunities, new business growth in our auto lines could be lower than expected.

•                  The declaration of dividends, the completion of the $4 billion stock repurchase program that we announced in November 2004, and our ability to service debt are subject to the risks identified above and their impact on net income and cash flows.  In addition, the declaration of dividends is subject to the discretion of our board of directors and its assessment of alternative uses of available funds.  The completion of the stock repurchase program is subject to management discretion and assessment of alternative uses of funds and the market price of Allstate’s common stock from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE ALLSTATE CORPORATION
(registrant)

	By	/s/ Samuel H. Pilch
Name: Samuel H. Pilch
Title: Controller

October 20, 2005